Exhibit 3.56

CERTIFICATE OF FORMATION

OF

SEALY US SALES, LLC

This Certificate of Formation of Sealy US Sales, LLC (the “LLC”), dated as of November 23, 2015, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Sealy US Sales, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, DE 19904.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, DE 19904.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Richard Anderson
Name: Richard Anderson
Authorized Person